EXHIBIT 3.5

State of Delaware Secretary of State Division of Corporations Delivered 08:00 AM 08/01/2005 FILED 08.00 AM 08/01/2005 SRV 050630414 – 3610071 FILE

STATE OF DELAWARE

AMENDMENT TO THE CERTIFICATE OF

LIMITED PARTNERSHIP

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is Geismar Vinyls Company LP.

SECOND: Article 1 of the Certificate of Limited Partnership shall be amended as follows: The name of the limited partnership is Westlake Vinyls Company LP.

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 28 day of June, A.D. 2005.

GVGP, INC.

By:
General Partner(s)

Name:	Wayne Morse, Senior Vice President
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